EXHIBIT 11

                          BEN & JERRY'S HOMEMADE, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                     (In thousands except per share amounts)

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                                                          Thirteen weeks ended                    Thirty-nine weeks ended
                                                      9/28/96                9/30/95            9/28/96               9/30/95
                                                  ---------------        --------------     ---------------       --------------
Primary:
Average shares outstanding                                 7,192                 7,177               7,187                7,157
Net effect of dilutive stock options
     based on the treasury stock method
     using average market price                               29                    83                  30                   41
                                                  ---------------        --------------     ---------------       --------------

                                                           7,221                 7,260               7,217                7,198
                                                  ===============        ==============     ===============       ==============

Net Income                                                $1,820                $2,525              $5,127               $5,089
                                                  ===============        ==============     ===============       ==============
Per share amount                                           $0.25                 $0.35               $0.71                $0.71
                                                  ===============        ==============     ===============       ==============


Fully diluted:
Average shares outstanding                                 7,192                 7,177               7,187                7,157
Net effect of dilutive stock options -
       based on the treasury stock
       method using average
       market price which is greater
       than quarter-end market price                          29                   103                  37                   60
                                                  ---------------        --------------     ---------------       --------------

                                                           7,221                 7,280               7,224                7,217
                                                  ===============        ==============     ===============       ==============
Net Income                                                $1,820                $2,525              $5,127               $5,089
                                                  ===============        ==============     ===============       ==============
Per share amount                                           $0.25                 $0.35               $0.71                $0.71
                                                  ===============        ==============     ===============       ==============

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